Exhibit 99.1

Vir Biotechnology Provides Corporate Update and
Reports Third Quarter 2019  Financial Results

SAN FRANCISCO, Calif. – November 19, 2019 - Vir Biotechnology, Inc. (Nasdaq: VIR), a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases, today provided a corporate update and reported financial results for the third quarter ended September 30, 2019.

“Vir Biotechnology was founded to leverage advances in immunology, creating new ways of combatting serious infectious diseases on a global scale,” said George Scangos, Ph.D., Chief Executive Officer of Vir. “In three years, we have assembled four technology platforms and built a broad pipeline targeting some of the world’s largest infectious diseases, including hepatitis B virus, influenza A, human immunodeficiency virus, and tuberculosis. Execution by our team has enabled us to rapidly bring two product candidates into the clinic in the past 12 months and we are on track to initiate two more clinical programs next year. The recent successful completion of our initial public offering provides additional funding to drive our development programs forward and, over the next 12-24 months, we anticipate generating new data across our portfolio to validate our immunologic approach to infectious disease drug development.”

Corporate Updates

•	In October, Vir raised $142.9 million in gross proceeds from an initial public offering.
•

VIR-2218, a hepatitis B virus (HBV)-targeting small interfering ribonucleic acid (siRNA) being developed for the functional cure of HBV, has completed Phase 1/2 dosing of all patient cohorts receiving 50 – 200 mg. Data continue to be consistent with those previously shown and the company continues to anticipate additional data for this trial to be available in the first half of 2020.

•

VIR-2482, a monoclonal antibody being developed as universal prophylaxis for influenza A, is in an ongoing Phase 1/2 clinical trial. Based on a positive review by the trial’s safety review committee of the available safety data for the 300 mg and 1200 mg cohorts, dosing in the 1800 mg cohort was initiated. The company continues to anticipate data from the first flu season of the Phase 1/2 clinical trial to be available in the second half of 2020 and from the second flu season of this trial to be available in the first half of 2021.

•

VIR-1111, a human immunodeficiency virus (HIV) T cell vaccine based on human cytomegalovirus (HCMV), and VIR-3434, an HBV-neutralizing monoclonal antibody, both continue to be on track for investigational new drug (IND) and clinical trial application (CTA) submissions respectively in the first half of 2020.

•

Saira Ramasastry joined the Vir Board of Directors in September. Ms. Ramasastry is a recognized expert on life science alliances and deals and brings more than 20 years of transaction and advisory experience to her role on the Board of Directors.

•

Steven Rice joined the Vir senior leadership team in September as Chief Human Resources Officer. Over the course of the past 30 years, Mr. Rice has held several HR leadership positions at leading technology and healthcare organizations, most recently as the Chief Human Resources Officer at the Bill and Melinda Gates Foundation.

Third Quarter 2019 Financial Results

•	Revenues: Total revenues for the quarter ended September 30, 2019 were $1.4 million, compared to $2.9 million for same period in 2018. This decrease was primarily due to a decline in grant revenue.
•

Research and Development Expenses: Research and development expenses were $39.9 million for the quarter ended September 30, 2019, which includes $0.9 million of non-cash stock-based compensation expense, compared to $29.8 million for the same period in 2018, which includes $0.3 million of non-cash stock-based compensation expense. This increase was primarily due to an increase in personnel and ongoing clinical expenses and licenses and collaboration expenses.

•

General and Administrative Expenses: General and administrative expenses were $9.2 million for the quarter ended September 30, 2019, which includes $1.3 million of non-cash stock-based compensation expense, compared to $7.4 million for the same period in 2018, which includes $1.2 million of non-cash stock-based compensation expense. The increase was primarily due to an increase in personnel-related expenses related to additional headcount, as well as an increase in professional fees.

•	Net Loss: Net loss for the quarter ended September 30, 2019 was $48.3 million, or $4.60 per share, compared to a net loss of $33.5 million, or $4.16 per share, for the same period in 2018.
•	Cash and Cash Equivalents: As of September 30, 2019, Vir had approximately $320.2 million in cash, cash equivalents and short-term investments.

About VIR-2218
VIR-2218 is a subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV. Currently in a Phase 1/2 clinical trial, VIR-2218 is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. Initial data suggest that VIR-2218 is generally well-tolerated in healthy volunteers given as a single dose up to 900 mg and in patients with chronic HBV given as two doses of 20 mg, 50 mg, 100 mg or 200 mg each dose. Initial data also demonstrate substantial reductions in HBsAg in patients at doses ranging from 20 mg to 200 mg. VIR-2218 is the first asset in the company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials. Additional clinical data for this trial is anticipated in the first half of 2020.

About VIR-2482
VIR-2482 is an intramuscularly administered influenza A-neutralizing monoclonal antibody currently in a Phase 1/2 clinical trial. In vitro, VIR-2482 has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a universal prophylaxis for influenza A. It has the potential to overcome the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482 has been half-life engineered so that a single dose has the potential to last the entire flu season, which is typically five to six months long. Vir anticipates clinical data from the first flu season of the Phase 1/2 clinical trial to be available in the second half of 2020 and from the second flu season of this trial to be available in the first half of 2021.

About VIR-1111

VIR-1111 is a subcutaneously administered HIV T cell vaccine based on human cytomegalovirus (HCMV) that has been designed to elicit T cells that recognize HIV epitopes that are different from those recognized by prior HIV vaccines and to stimulate a different and specific type of T cell immune response to HIV, known as an HLA-E restricted immune response. VIR-1111 is designed to establish proof of concept in a Phase I clinical trial to determine whether the unique immune response observed in preclinical studies can be replicated in humans. Vir plans to file an IND for VIR-1111 in the first half of 2020.

About VIR-3434

VIR-3434 is a subcutaneously administered HBV-neutralizing monoclonal antibody designed to block entry of all 10 genotypes of HBV into hepatocytes and also to reduce the level of virions and subviral particles in the blood. VIR-3434 has been engineered to have an extended half-life as well as to potentially function as a T cell vaccine against HBV in infected patients. Vir plans to submit a CTA for VIR-3434 in the first half of 2020 and anticipates clinical data from a Phase 1 clinical trial to be available in the first half of 2021.

About Vir Biotechnology
Vir Biotechnology is a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of five product candidates targeting hepatitis B virus, influenza A, human immunodeficiency virus and tuberculosis. For more information, please visit www.vir.bio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the timing of program updates and data disclosures for Vir’s clinical trials and the anticipated timing of IND and CTA submissions for its product candidates, among others. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical site activation rates or clinical trial enrollment rates that are lower than expected, changes in expected or existing competition, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Vir Biotechnology, Inc.

IR@VIR.BIO

Vir Biotechnology, Inc.

Condensed Consolidate Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Grant revenue	$1,166	$2,771	$6,771	$6,680
Contract revenue	237	114	340	862
Total revenue	1,403	2,885	7,111	7,542
Operating expenses:
Research and development	39,863	29,837	95,541	78,256
General and administrative	9,220	7,394	25,790	21,182
Total operating expenses	49,083	37,231	121,331	99,438
Loss from operations	(47,680)	(34,346)	(114,220)	(91,896)
Other income (expense):
Interest income	2,012	712	6,564	1,919
Other income (expense), net	(2,659)	178	(3,251)	(14)
Total other income (expense), net	(647)	890	3,313	1,905
Loss before benefit from (provision for) income taxes	(48,327)	(33,456)	(110,907)	(89,991)
Benefit from (provision for) income taxes	13	—	(5)	500
Net loss	$(48,314)	$(33,456)	$(110,912)	$(89,491)
Net loss per share, basic and diluted	$(4.60)	$(4.16)	$(11.53)	$(12.20)
Weighted-average shares outstanding, basic and diluted	10,500,848	8,043,283	9,615,379	7,333,986

Vir Biotechnology, Inc.

Balance Sheet Data

(unaudited; in thousands, except share and per share data)

	September 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93,698	$47,598
Short-term investments	226,512	50,845
Restricted cash and cash equivalents, current	8,822	10,761
Prepaid expenses and other current assets	8,688	8,579
Total current assets	337,720	117,783
Intangible assets, net	35,999	36,917
Goodwill	16,937	16,937
Property and equipment, net	15,448	12,290
Restricted cash and cash equivalents, noncurrent	2,850	1,003
Other assets	13,688	6,666
TOTAL ASSETS	$422,642	$191,596
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,815	$6,473
Accrued liabilities	22,953	14,534
Deferred revenue, current portion	8,822	8,761
Advanced proceeds from preferred stock financing	—	10,140
Contingent consideration, current portion	6,726	—
Total current liabilities	44,316	39,908
Deferred revenue, noncurrent	8,408	6,561
Convertible preferred stock warrant liability	4,425	1,024
Contingent consideration, noncurrent	3,343	9,250
Deferred tax liability	3,305	3,305
Other long-term liabilities	3,030	1,588
TOTAL LIABILITIES	66,827	61,636
Convertible preferred stock, $0.0001 par value; 421,450,000 shares authorized; 88,112,733 and 69,910,520 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively; aggregate liquidation preference of $675,567 and $333,058 as of September 30, 2019 and December 31, 2018, respectively	636,612	309,137
STOCKHOLDERS’ DEFICIT:
Common stock, $0.0001 par value; 558,350,000 shares authorized as of September 30, 2019 and December 31, 2018; 11,728,232 and 8,858,799 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	23,869	14,672
Accumulated other comprehensive income (loss)	81	(14)
Accumulated deficit	(304,748)	(193,836)
TOTAL STOCKHOLDERS’ DEFICIT	(280,797)	(179,177)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$422,642	$191,596